Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications Officer

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ANNOUNCES THIRD QUARTER 2013 RESULTS

(ORLANDO, Fla.) Nov. 13, 2013 - CNL Lifestyle Properties, Inc., a real estate investment trust (the “Company,” “we,” “our” or “us”), today announced our operating results for the quarter ended Sept. 30, 2013. As of Nov. 5, 2013, we owned a portfolio of 138 lifestyle properties, 64 of which are wholly-owned and run by operators under long-term, triple-net leases with a weighted average straight-line lease rate of 8.6 percent, 65 of which are managed by independent operators, eight of which are owned through unconsolidated joint venture arrangements and one consolidated unimproved land asset. Diversification by asset class based on initial purchase price is 26 percent ski and mountain lifestyle, 22 percent attractions, 20 percent golf, 13 percent additional lifestyle properties, 12 percent senior housing and 7 percent marinas.

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Financial Highlights

The following table presents selected comparable financial data through Sept. 30, 2013 (in millions except ratios and per share data):

	Quarter ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2013	2012	2013		2012
Total revenues	$177.3	$174.5	$415.3		$382.4
Total expenses	(140.9)	(134.8)	(428.4)		(357.9)
Net income (loss)	78.3	23.6	(0.2)		(21.1)
Net income (loss) per share	0.24	0.08	0.0		(0.07)
FFO	65.5	75.0	110.5		107.8
FFO per share	0.20	0.24	0.35		0.35
MFFO	64.9	73.5	109.8		104.8
MFFO per share	0.20	0.23	0.35		0.34
Adjusted EBITDA	76.0	77.8	160.0		142.3
Cash flows from operating activities			133.0		94.0

As of Sept. 30, 2013:
Total assets			$2,835.5
Total debt			1,058.6
Leverage ratio			37.3	% *

*	40.8% including our share of unconsolidated assets and debts

See detailed financial information and full reconciliation of Funds from Operations (“FFO”), Modified Funds from Operations (“MFFO”) and Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which are non Generally Accepted Accounting Principle (“GAAP”) measures, below.

Total revenues increased $2.8 million or 1.6 percent, and expenses increased $6.1 million or 4.5 percent for the quarter ended Sept. 30, 2013, as compared to the same period in 2012. Total revenues increased $32.9 million or 8.6 percent and expenses increased $70.5 million or 19.7 percent for the nine months ended Sept. 30, 2013, as compared to the same period in 2012. Excluding non-cash impairment charges, total expenses increased $28.1 million or 7.9 percent during the nine months ended Sept. 30, 2013. Net income was $78.3 million and there was a net loss of $0.2 million (income of $0.24 and $0.00 per share), respectively, for the quarter and nine months ended Sept. 30, 2013. This compares to net income of $23.6 million and net loss of $21.1 million (income of $0.08 and loss of $0.07 per share), respectively, for the quarter and nine months ended Sept. 30, 2012. FFO per share was $0.20 and $0.35 for the quarter and nine months ended Sept. 30, 2013, respectively, as compared to $0.24 and $0.35 for the quarter and nine months ended Sept. 30, 2012, respectively. MFFO per share was $0.20 and $0.35 for the quarter and nine months ended Sept. 30, 2013, respectively, as compared to $0.23 and $0.34 for the quarter and nine months ended Sept. 30, 2012, respectively.

The increase in net income of $54.7 million and $20.9 million for the quarter and nine months ended Sept. 30, 2013, respectively, as compared to the same periods in 2012 was primarily attributable to (i) the recording of a gain in connection with the sale of our interests in 42 senior housing properties that were held through three unconsolidated joint ventures, (ii) an increase in rental income from leased properties and net operating income from managed properties related to properties acquired during 2012, and (iii) an increase in “same-store” rental income from leased properties and net operating income from managed properties primarily relating to our senior housing properties and ski and mountain lifestyle properties as a result of a strong 2012/2013 ski season. The increases were partially offset by an increase in other operating expenses. For the nine months ended Sept. 30, 2013, the increase is further attributable to a reduction in acquisition fees and expenses, loss on lease termination and loan loss provision, but is further offset by an impairment provision recorded on one of our unimproved land parcels as well as an increase in interest expense and loan cost amortization.

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The decrease in FFO of $9.5 million and FFO per share of $0.04 for the quarter ended Sept. 30, 2013 as compared to the same period in 2012 is primarily attributable to a reduction in FFO contribution from unconsolidated entities primarily relating to the CNLSun I, CNLSun II, and CNLSun III ventures where we completed the sale of our interests in 42 senior housing properties held through three unconsolidated joint ventures. The increase in FFO of $2.7 million for the nine months ended Sept. 30, 2013, as compared to the same period in 2012, is primarily attributable to (i) an increase in rental income from leased properties and net operating income from managed properties related to properties acquired subsequent to Sept. 30, 2012, (ii) an increase in “same-store” rental income from leased properties and net operating income from managed properties primarily relating to our senior housing properties and ski and mountain lifestyle properties as a result of a strong 2012/2013 ski season, and (iii) a decrease in general and administrative expenses, acquisition fees and expenses, loss on lease termination and loan loss provision. The increases for the nine months ended Sept. 30, 2013, were partially offset by a reduction in FFO contribution from unconsolidated entities primarily relating to the CNLSun I, CNLSun II, and CNLSun III ventures as discussed above and an increase in bad debt, other operating expenses and interest expense and loan cost amortization.

The decrease in MFFO of $8.6 million and MFFO per share of $0.03 for the quarter ended Sept. 30, 2013, as compared to same period in 2012, is primarily attributable to a reduction in MFFO contribution from unconsolidated entities due to the sale of our interests in three unconsolidated senior housing joint ventures and an increase in bad debt and other operating expenses. The increase in MFFO and MFFO per share of $5.0 million or $0.01 per share for the nine months ended Sept. 30, 2013, as compared to the same period in 2012, is primarily attributable to (i) an increase in rental income from leased properties (excluding straight-line adjustments for rental income) and net operating income from managed properties related to properties acquired subsequent to Sept. 30, 2012, (ii) an increase in “same-store” leased properties and net operating income from managed properties primarily relating to our senior housing properties and ski and mountain lifestyle properties as a result of a strong 2012/2013 ski season, and (iii) a decrease in general and administrative expenses. The increases for the nine months ended Sept. 30, 2013, were partially offset by a reduction in MFFO contribution from unconsolidated entities primarily relating to the CNLSun I, CNLSun II, and CNLSun III ventures as discussed above and an increase in bad debt, other operating expenses and interest expenses and loan cost amortization.

The decrease in Adjusted EBITDA of $1.8 million for the quarter ended Sept. 30, 2013, as compared to the same period in 2012, is primarily attributable to a reduction in cash distributions from unconsolidated entities due to the sale of our interests in three unconsolidated senior housing joint ventures and an increase in other operating expenses. The increase in Adjusted EBITDA of $17.7 million for the nine months ended Sept. 30, 2013, as compared to the same period in 2012, is primarily attributable to (i) an increase in rental income from leased properties (excluding straight-line adjustments for rental income) and net operating income from managed properties related to properties acquired subsequent to Sept. 30, 2012, (ii) an increase in “same-store” leased properties and net operating income from managed properties primarily relating to our senior housing properties and ski and mountain lifestyle properties as a result of a strong 2012/2013 ski season, and (iii) a decrease in general and administrative expenses. The increases for the nine months ended Sept. 30, 2013, were partially offset by an increase in other operating expenses and a reduction in cash distributions from unconsolidated entities due to the sale of our interests in three unconsolidated senior housing joint ventures.

Page 4 /CNL Lifestyle Properties Announces Third Quarter 2013 Results

On a trailing 12-month (“TTM”) basis, our Adjusted EBITDA was $193.2 million.

Portfolio Performance

Although property-level operating results are not necessarily indicative of our consolidated results of operations for properties where we have long-term leases and report rental income and the cash flows we receive from our unconsolidated joint ventures, we believe that the property-level financial and operational performance reported to us by our tenants and operators is useful because it is representative of the relative health of our properties and trends in our portfolio. The following table summarizes the Company’s “same-store” comparable consolidated properties that we have owned during the entirety of all periods presented and have included information for both leased and managed properties. Property-level financial and operational performance from our unconsolidated properties has been excluded because we do not believe it is as relevant and meaningful, particularly since we are entitled to cash distribution preferences where we receive a stated return on our investment each year ahead of our partners. We have not included performance data on acquisitions subsequent to Jan. 1, 2012, because we did not own those properties during the entirety of all periods (in millions except coverage ratio):

	Number	Quarter Ended Sept. 30,						TTM
	of	2013		2012		Increase/(Decrease)		Rent
	Properties	Revenue (1)	EBITDA (1)	Revenue (1)	EBITDA (1)	Revenue	EBITDA	Coverage(2)
Ski and mountain lifestyle	17	$47,993	$(6,690)	$45,609	$(7,809)	5.2%	14.3%	1.75
Golf	48	42,341	9,779	42,760	9,092	-1.0%	7.6%	1.48
Attractions	21	113,084	52,078	115,485	53,386	-2.1%	-2.5%	1.75
Senior housing	10	9,260	2,958	8,713	2,911	6.3%	1.6%	—
Marinas	17	12,305	5,015	11,914	4,741	3.3%	5.8%	0.86
Additional lifestyle	1	1,264	562	1,430	771	-11.6%	-27.1%	—

	114	$226,247	$63,702	$225,911	$63,092	0.1%	1.0%	1.58

	Number	Nine Months Ended Sept. 30,
	of	2013		2012		Increase/(Decrease)
	Properties	Revenue (1)	EBITDA (1)	Revenue (1)	EBITDA (1)	Revenue	EBITDA
Ski and mountain lifestyle	17	$340,334	$98,809	$295,069	$68,900	15.3%	43.4%
Golf	48	123,063	31,954	124,465	30,215	-1.1%	5.8%
Attractions	21	202,982	56,626	202,215	56,140	0.4%	0.9%
Senior housing	10	27,186	8,769	25,769	8,287	5.5%	5.8%
Marinas	17	27,780	10,342	27,496	10,014	1.0%	3.3%
Additional lifestyle	1	3,661	1,641	4,279	2,230	-14.4%	-26.4%

	114	$725,006	$208,141	$679,293	$175,786	6.7%	18.4%

FOOTNOTES:

(1)	Property operating results for tenants under leased arrangements are not included in our operating results. Property-level EBITDA above is disclosed before rent and capital reserve payments to us, as applicable.
(2)	As of Sept. 30, 2013, on TTM basis for properties subject to lease calculated as property-level EBITDA before recurring capital expenditures divided by base rent.

Overall, for the quarter and nine months ended Sept. 30, 2013, our tenants and managers reported to us an increase in property-level revenue of 0.1 percent and 6.7 percent, respectively, and an increase of

Page 5 /CNL Lifestyle Properties Announces Third Quarter 2013 Results

property-level EBITDA of 1.0 percent and 18.4 percent, respectively, as compared to the same periods in the prior year. The increases were primarily attributable to our ski and mountain lifestyle properties, senior housing and marinas properties. Our ski and lifestyle properties finished the 2012/2013 ski season with skier visits totaling 6.05 million, up 10.4 percent over the prior year as a result of the return to normal level of natural snowfall and favorable snowmaking conditions as compared to unprecedented low levels of natural snowfall for the same period in 2012. Our results are consistent with the National Ski Areas Association and the Kottke National End of Season Survey 2012/13, which reported that the U.S. ski industry recorded a total of 56.9 million visits, up 11.7 percent from a weather-challenged 2011/2012 ski season. Moreover, during the quarter ended Sept. 30, 2013, our ski and mountain lifestyle properties experienced an increase in summer-based activities which includes scenic chairlift rides, mountain biking, zip lining and other attractions activities, due to favorable weather and the impact of new summer-based capital improvements. Our senior living properties experienced increases driven by higher occupancy and increases in the average rate paid by our residents. Our marinas properties posted moderate increases in slip rental fees and occupancies as a result of generally improved boating activity. This is consistent with the industry data reported in August 2013 by Yachtworld, finding that boat sales in North America have increased by 4 percent year to date in 2013 as compared to 2012. The increases in revenue were offset by our golf and additional lifestyle properties. Our golf properties experienced a decrease in rounds played during 2013 as a direct result of the unusually warm weather conditions experienced during 2012 as compared to colder and wetter conditions in 2013; however, operator-driven efficiencies and cost controls resulted in 7.6 percent and 5.8 percent increases in EBITDA for the quarter and nine months ended Sept. 30, 2013, respectively. Our results are consistent with an industry wide decrease of 6.0 percent in rounds played for the eight months ended Aug. 31, 2013, reported by Golf Datatech, one of the leading golf industry providers in the U.S. Our additional lifestyle property, which is a multi-family rental complex, experienced decreases due to renovation of 247 apartment units (out of 540 units) that commenced during early 2013. During the quarter ended Sept. 30, 2013, the increases were offset by lower revenues at our attractions properties, with certain of our large theme parks experiencing unprecedented poor weather. During the 2013 operating season, our largest theme park Darien Lake, had only 49 days with no rainfall as compared to 64 days during the same period in 2012.

When evaluating our senior housing properties’ performance, management reviews operating statistics of the underlying properties, including revenue per occupied unit (“RevPOU”) and occupancy levels. RevPOU, which is defined as total revenue divided by number of occupied units, is a widely used performance metric within the healthcare sector. As of Sept. 30, 2013, the managers of our ten comparable, consolidated properties reported to us an increase in occupancy of 0.7 percent as compared to the same period in 2012 and an increase in RevPOU of 4.6 percent and 3.5 percent for the quarter and nine months ended Sept. 30, 2013, respectively, as compared to the same periods in 2012. The increases in occupancy and RevPOU were primarily due to strong unit demand and the resultant ability to drive rate increases at the properties.

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The following table presents same store unaudited property-level information of our senior housing properties as of and for the quarters and nine months ended Sept. 30, 2013, and 2012 (in thousands):

	Number	Occupancy
	of	As of September 30,		Increase/
	Properties	2013	2012	(Decrease)
Senior housing	10	98.5%	97.8%	0.7%

		RevPOU
	Number	Quarter Ended			Nine Months Ended
	of	September 30,		Increase/	September 30,		Increase/
	Properties	2013	2012	(Decrease)	2013	2012	(Decrease)
Senior housing	10	$3,570	$3,414	4.6%	$3,524	$3,405	3.5%

Assets Held for Sale

As of Sept 30, 2013, we classified 12 properties as held for sale, seven of which are held in an unconsolidated joint venture.

Dispositions and Acquisitions

In July 2013, we completed the sale of our interests in 42 senior housing properties held through three unconsolidated joint ventures for approximately $195.4 million, net of transaction costs and recorded aggregate gains of approximately $55.4 million. In addition, during the nine months ended Sept. 30, 2013, we completed the sale of three consolidated properties and received aggregate sales proceeds of approximately $11.0 million, net of transaction costs and recorded an aggregate gain of $2.1 million. The sales proceeds were used to fully repay our revolving line of credit plus invest in new and existing properties. During the nine months ended Sept. 30, 2013, we acquired three senior housing properties and one attractions property for an aggregate purchase price of $83.5 million.

Distributions

For the nine months ended Sept. 30, 2013, we declared and paid distributions of approximately $101.3 million ($0.3189 per share). Our Board of Directors will continue to evaluate the level of distributions going forward, which will be based on a variety of factors including current and expected future cash flows from our properties.

Redemptions

For the nine months ended Sept. 30, 2013, we redeemed approximately $9.0 million (1.2 million shares).

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CNL LIFESTYLE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	Sept. 30,	Dec. 31,
	2013	2012
ASSETS
Real estate investment properties, net (including $210,524 and $207,516 related to consolidated variable interest entities, respectively)	$2,172,835	$2,176,357
Investments in unconsolidated entities	133,130	287,339
Cash	128,496	73,224
Mortgages and other notes receivable, net	120,618	124,730
Deferred rent and lease incentives	109,114	109,507
Restricted cash	52,666	40,316
Other assets	50,187	63,655
Intangibles, net	33,075	35,457
Accounts and other receivables, net	17,787	21,700
Assets held for sale	17,630	5,743

Total Assets	$2,835,538	$2,938,028

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages and other notes payable (including $78,077 and $80,481 related to non-recourse debt of consolidated variable interest entities, respectively)	$664,218	$649,002
Senior notes, net of discount	394,336	394,100
Line of credit	—	95,000
Other liabilities	72,808	47,445
Accounts payable and accrued expenses	59,336	40,064
Due to affiliates	858	986

Total Liabilities	1,191,556	1,226,597

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share One billion shares authorized; 343,131 and 337,213 shares issued and 321,057 and 316,371 shares outstanding as of Sept. 30, 2013 and Dec. 31, 2012, respectively	3,211	3,164
Capital in excess of par value	2,835,504	2,803,346
Accumulated deficit	(149,657)	(149,446)
Accumulated distributions	(1,039,311)	(937,972)
Accumulated other comprehensive loss	(5,765)	(7,661)

Total Stockholders’ Equity	1,643,982	1,711,431

Total Liabilities and Stockholders’ Equity	$2,835,538	$2,938,028

Page 8 /CNL Lifestyle Properties Announces Third Quarter 2013 Results

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2013	2012	2013	2012
Revenues:
Rental income from operating leases	$40,203	$38,698	$126,748	$122,496
Property operating revenues	133,844	132,575	278,530	250,431
Interest income on mortgages and other notes receivable	3,253	3,199	10,035	9,468

Total revenues	177,300	174,472	415,313	382,395

Expenses:
Property operating expenses	80,119	77,985	207,370	187,350
Asset management fees to advisor	8,241	9,102	26,665	26,571
General and administrative	4,053	5,278	13,474	14,430
Ground lease and permit fees	3,883	3,594	12,049	10,587
Acquisition fees and costs	1,009	570	1,922	3,380
Other operating expenses	3,440	1,623	7,602	6,140
Bad debt expense	1,855	1,646	5,985	4,740
Impairment provision	—	—	42,451	—
Loss (recovery) on lease termination	—	(67)	—	3,226
Loan loss provision	—	—	—	1,699
Depreciation and amortization	38,295	35,059	110,926	99,774

Total expenses	140,895	134,790	428,444	357,897

Operating income (loss)	36,405	39,682	(13,131)	24,498

Other income (expense):
Interest and other income	2,818	243	3,335	338
Interest expense and loan cost amortization (includes $414 and $1,241 $1,241 amortization of loss on termination of cash flow hedges for both quarters and nine months ended Sept. 30, 2013 and 2012, respectively)	(17,835)	(18,393)	(54,619)	(51,407)
Gain from sale of unconsolidated entities	55,394	—	55,394	—
Equity in earnings of unconsolidated entities	4,147	2,266	9,183	5,774

Total other income (expense)	44,524	(15,884)	13,293	(45,295)

Income (loss) from continuing operations	80,929	23,798	162	(20,797)
Loss from discontinued operations	(2,636)	(185)	(373)	(275)

Net income (loss)	$78,293	$23,613	$(211)	$(21,072)

Net income (loss) per share of common stock (basic and diluted)
Income (loss) from continuing operations	$0.25	$0.08	$0.00	$(0.07)
Income (loss) from discontinued operations	(0.01)	0.00	0.00	0.00

Income (loss) per share	$0.24	$0.08	$0.00	$(0.07)

Weighted average number of shares of common stock outstanding (basic and diluted)	319,507	313,250	317,960	311,455

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Non-GAAP Supplemental Financial Measures

The Company computes its financial results in accordance with generally accepted accounting principles (GAAP). Although FFO, MFFO and Adjusted EBITDA are non-GAAP financial measures, the Company believes FFO, MFFO, and Adjusted EBITDA calculations are helpful to stockholders and are widely recognized measures of real estate investment trust (REIT) operating performance. Pursuant to the requirements of Regulation G, the Company has provided reconciliations to these non-GAAP measures to the most directly comparable GAAP measures.

The Company calculates and reports FFO in accordance with the definitional and interpretive guidelines established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. The Company’s FFO calculation complies with NAREIT’s policy described above. The Company believes that FFO, together with the GAAP measure of net income (loss), provides useful information to investors regarding the Company’s operating performance because it is a measure of the Company’s operations without regard to specific non-cash items, such as depreciation and amortization and asset impairment write-downs.

The Company calculates and reports MFFO in accordance with the Investment Program Association’s (IPA) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; elimination of adjustments relating to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income (loss); unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The Company believes that MFFO is useful to investors in evaluating its performance because the exclusion of certain recurring and nonrecurring items described above provide useful supplemental information regarding its ongoing performance, and that MFFO, when combined with the primary GAAP measure of income (loss), is beneficial to a complete understanding of its operating performance.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations or as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make

Page 10 /CNL Lifestyle Properties Announces Third Quarter 2013 Results

distributions to our stockholders. Stockholders and investors should not rely on FFO and MFFO as a substitute for any GAAP measure. MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and, in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

The Company defines Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) net interest expense, and loan cost amortization and (ii) depreciation and amortization, as further adjusted for the impact of equity in earnings (loss) of our unconsolidated entities, straight-line adjustment for leased properties and mortgages and other rents receivable, cash distributions from unconsolidated entities, and certain other non-recurring items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

For additional information, please refer to the Company’s discussion of FFO, MFFO and Adjusted EBITDA included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2013, filed with the United States Securities and Exchange Commission on Nov. 13, 2013.

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Funds from Operations and Modified Funds from Operations

	Quarter Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2013	2012	2013	2012
Net income (loss)	$78,293	$23,613	$(211)	$(21,072)
Adjustments:
Depreciation and amortization (1)	38,349	35,246	111,165	100,319
Impairment of real estate assets (1)	2,740	—	45,191	267
Gain on sale of unconsolidated entities (7)	(55,394)		(55,394)
Gain on sale of real estate investment (1)	(2)	(5)	(2,085)	(287)
Net effect of FFO adjustment from unconsolidated entities (2)	1,484	16,151	11,820	28,580

Total funds from operations	65,470	75,005	110,486	107,807

Acquisition fees and expenses (3)	1,009	570	1,922	3,380
Straight-line adjustments on leases and notes receivable (1)(4)	(1,924)	(2,531)	(3,502)	(12,718)
Amortization of above/below market intangible assets and liabilities (1)	349	196	1,030	207
Loss from early extinguishment of debt (5)	—	—	—	4
Write-off/impairment of lease related investments (6)	—	—	—	3,566
Loan loss provision	—	—	—	1,699
Accretion of discounts/amortization of premiums for debt investments	3	242	9	641
MFFO adjustments from unconsolidated entities: (2)
Straight-line adjustments on leases and notes receivable	(29)	68	(175)	242
Amortization of above/below market intangible assets and liabilities	47	(4)	39	(14)

Modified funds from operations	$64,925	$73,546	$109,809	$104,814

Weighted average number of shares of common stock outstanding (basic and diluted)	319,507	313,250	317,960	311,455

FFO per share (basic and diluted)	$0.20	$0.24	$0.35	$0.35

MFFO per share (basic and diluted)	$0.20	$0.23	$0.35	$0.34

FOOTNOTES:

(1)	Includes amounts related to the properties that are classified as assets held for sale and for which the related results are classified as income (loss) from discontinued operations in the accompanying condensed consolidated statements of operations.
(2)	This amount represents our share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the HLBV method. The fluctuations in FFO and MFFO contributions as allocated under the HLBV method resulted in lower FFO and MFFO from our unconsolidated entities during the quarter and nine months ended Sept. 30, 2013, even though cash distribution from these entities were consistent for the same periods in 2012.
(3)

In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition fees and expenses relating to business combinations, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between real estate entities regardless of their level of acquisition activities. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition

Page 12 /CNL Lifestyle Properties Announces Third Quarter 2013 Results

fees and expenses relating to business combinations under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.
(4)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(5)	Loss of extinguishment of debt includes legal fees incurred with the transaction, prepayment penalty fees and write-off of unamortized loan costs, as applicable.
(6)	Management believes that adjusting for write-offs of lease related assets is appropriate because they are non-recurring, non-cash adjustments that may not be reflective of our ongoing operating performance.
(7)	In July 2013, we completed the sale of our interests in 42 senior housing properties held through three unconsolidated joint ventures as discussed above.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss) (in thousands):

	Quarter Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2013	2012	2013	2012	TTM
Net income (loss)	$78,293	$23,613	$(211)	$(21,072)	$(55,212)
Loss from discontinued operations	2,636	185	373	275	1,498
Interest and other income	(165)	(243)	(682)	(338)	(1,544)
Bargain purchase gain on acquisition of real estate (4)	(2,653)	—	(2,653)	—	(2,653)
Interest expense and loan cost amortization	17,835	18,393	54,619	51,407	71,807
Equity in earnings of unconsolidated entities (1)	(4,147)	(2,266)	(9,183)	(5,774)	(8,930)
Cash distributions from unconsolidated entities (1)	3,177	5,702	23,290	25,796	37,682
Loss from early extinguishment of debt	—	—	—	4	—
Depreciation and amortization	38,295	35,059	110,926	99,774	146,424
Loss (recovery) on lease termination	—	(67)	—	3,226	21,951
Impairment provision	—	—	42,451	—	42,451
Loan loss provision	—	—	—	1,699
Gain on sale of unconsolidated entities (3)	(55,394)	—	(55,394)	—	(55,394)
Straight-line adjustments for leases and notes receivables (2)	(1,924)	(2,531)	(3,502)	(12,718)	(4,875)

Adjusted EBITDA	$75,953	$77,845	$160,034	$142,279	$193,205

FOOTNOTES:

(1)	Investments in our unconsolidated joint ventures are accounted for under the HLBV method of accounting. Under this method, we recognize income or loss based on the change in liquidating proceeds we would receive from a hypothetical liquidation of our investments based on depreciated book value. We adjust EBITDA for equity in earnings (loss) of our unconsolidated entities because we believe this is not reflective of the joint ventures’ operating performance or cash flows available for distributions to us. We believe cash distributions from our unconsolidated entities, exclusive of any financing transactions, are reflective of their operating performance and its impact to us and have been added back to adjusted EBITDA above. For the quarter and nine months ended September 30, 2013, cash distributions from unconsolidated entities excludes approximately $5.3 million in return of capital. For the nine months ended Sept. 30, 2012, cash distributions from unconsolidated entities excludes approximately $3.4 million in return of capital.

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(2)	We believe that adjusting for straight-line adjustments for leased properties and mortgages and other notes receivable is appropriate because they are non-cash adjustments.
(3)	In July 2013, we completed the sale of our interests in 42 senior housing properties held through three unconsolidated joint ventures as discussed above.
(4)	In connection with an acquisition of an attraction property, we recorded a bargain purchase gain as a result of the fair value of the net assets acquired exceeding the consideration transferred as discussed above.

About CNL Lifestyle Properties

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 138 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior housing and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $28 billion in assets. CNL is headquartered in Orlando, Florida.

Cautionary Note Regarding Forward-Looking Statements

Statements above that are not statements of historical or current fact may constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimated per share net asset value of the Company’s common stock, and/or other matters. The Company’s forward-looking statements are not guarantees of future performance. While the Company’s management believes its forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise, and may not be realized. The Company’s forward-looking

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statements are based on management’s current expectations and a variety of risks, uncertainties and other factors, many of which are beyond the Company’s ability to control or accurately predict. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Given these uncertainties, the Company cautions you not to place undue reliance on such statements.

For further information regarding risks and uncertainties associated with the Company’s business, and important factors that could cause the Company’s actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the Company’s documents filed from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s quarterly reports on Form 10-Q, and the Company’s annual report on Form 10-K, copies of which may be obtained from the Company’s Web site at http://www.CNLLifestyleREIT.com.

All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this cautionary note. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to, and expressly disclaims any obligation to, publicly release the results of any revisions to its forward-looking statements to reflect new information, changed assumptions, the occurrence of unanticipated subsequent events or circumstances, or changes to future operating results over time, except as otherwise required by law.

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